Exhibit 99.1

IXYS Corporation Announces December Quarter Results

MILPITAS, Calif.--(BUSINESS WIRE)--IXYS Corporation (NASDAQ:IXYS) today reported net revenues of $73.1 million for the third fiscal quarter ended December 31, 2007, an increase of 1.2% as compared with net revenues of $72.3 million for the same period in the prior fiscal year.

For the nine months ended December 31, 2007, IXYS reported net revenues of $225.2 million, an increase of 6.3% as compared with net revenues of $211.9 million for the same period in the prior fiscal year.

“Our record $111 million backlog illustrates the strength of our business, mainly in the power electronics sector, despite the tough market conditions that have evolved in the general semiconductor industry,” said Dr. Nathan Zommer, Chief Executive Officer of IXYS. “To maintain a competitive position, we continue to focus on delivering products and on improving our cost structure and the intra-company synergies between divisions. We are pleased to see that year to date, our power semiconductor products have continued to experience growth, fueled by the needs of industry to reduce energy costs and waste and to harness renewable and alternative sources. Year to date our power semiconductor revenues increased by 13% and our systems and RF power revenues have increased by 23%.”

Gross profit was $20.8 million, or 28.4% of net revenues, for the quarter ended December 31, 2007, as compared to gross profit of $22.5 million, or 31.1% of net revenues, for the same quarter in the prior fiscal year. Gross profit for the nine months ended December 31, 2007 was $63.1 million, or 28.0% of net revenues, as compared to a gross profit of $66.5 million, or 31.4% of net revenues, for the same period in the prior fiscal year.

“Gross margins were up sequentially, and we are working to continue this trend in future quarters. We are improving fab utilization in an effort to continue gross margin growth,” commented Dr. Zommer.

Net income for the quarter ended December 31, 2007, was $2.2 million, or $0.07 per diluted share, as compared to a loss of $106,000 or $0.00 per diluted share, for the same quarter in the prior fiscal year. Net income for the nine months ended December 31, 2007 was $13.2 million, or $0.39 per diluted share, as compared to net income of $28.0 million, or $0.80 per diluted share, for the same period in the prior fiscal year.

The company repurchased approximately 1.2 million IXYS shares for $9.5 million during the December 2007 quarter, and approximately 1.7 million IXYS shares for $14.6 million in the nine months ended December 2007. “As of December 31, 2007, about 216,000 shares remained available for repurchase under the existing repurchase authorization. We plan to continue buying back shares under our authorized stock repurchase program,” commented Uzi Sasson, COO and CFO.

“Our core business lines continue to show resilience in a highly volatile market. We, therefore, project revenues in the March 2008 quarter to be 3-5% higher than in the December 2007 quarter,” stated Mr. Sasson. “We continue to invest in R&D to develop products to address the needs of our core customer markets and to enter developing markets with innovative applications. Focused on energy savings, efficiency and renewable power, IXYS’ product developments portend business growth for the long term.”

About IXYS Corporation

Since its inception in 1983, IXYS Corporation has been developing technology-driven products to improve power conversion efficiency, generate solar and wind power and provide efficient motor control for industrial applications.

IXYS, and its subsidiary companies, offer a diversified product base that addresses worldwide needs for power control, electrical efficiency, renewable energy, telecommunications, medical devices, flexible displays and RF power. For more information, visit www.ixys.com.

Safe Harbor Statement

The foregoing press release contains forward-looking statements, including those related to backlog, cost structure, synergies, the trend in margins, improving fab utilization stock repurchase program, product developments, R&D investments and projection of revenues for the March 2008 quarter. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business, capacity limits on our ability to manufacture our products, cash flow difficulties, unanticipated technological hurdles and increasing product costs, among other things. Further information on other factors that could affect IXYS is detailed and included in IXYS’ Form 10-Q for the fiscal quarter ended September 30, 2007, as filed with the Securities and Exchange Commission. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting the company directly.

IXYS CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)

	December 31, 2007	March 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$48,637	$54,196
Accounts receivable, net	43,912	42,519
Other receivables	1,855	2,006
Inventories, net	87,138	85,965
Prepaid expenses and other current assets	1,533	1,262
Deferred income taxes	11,943	14,345
Total current assets	195,018	200,293
Plant and equipment, net	57,740	48,741
Other assets	14,581	11,780
Deferred income taxes	11,171	12,827

Total assets	$278,510	$273,641

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of capitalized lease obligations	4,553	$3,686
Current portion of notes payable to bank	1,169	1,012
Accounts payable	16,671	19,926
Accrued expenses and other current liabilities	24,270	33,261
Total current liabilities	46,663	57,885
Capitalized lease and other long term obligations, net of current portion	29,722	17,772
Pension liabilities	17,202	16,875
Total liabilities	93,587	92,532

Common stock	353	350
Additional paid-in capital	131,511	143,038
Retained earnings	40,375	29,605
Accumulated other comprehensive income	12,684	8,116
Stockholders' equity	184,923	181,109

Total liabilities and stockholders' equity	$278,510	$273,641
IXYS CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data) (unaudited)

	3 Months Ended Dec. 31		9 Months Ended Dec. 31
	2007	2006	2007	2006

Net revenues	$73,136	$72,274	$225,202	$211,890
Cost of goods sold	52,381	49,797	162,054	145,409
Gross profit	20,755	22,477	63,148	66,481

Operating expenses:
Research, development and engineering	5,345	4,890	15,549	14,919
Selling, general and administrative	10,723	10,278	31,460	33,162
Litigation provision	84	6,906	(5,895)	(29,738)
Total operating expenses	16,152	22,074	41,114	18,343
Operating income	4,603	403	22,034	48,138
Other income (expense), net	(1,307)	(863)	(1,911)	(1,507)
Income before income tax provision	3,296	(460)	20,123	46,631
Provision for income tax expense	1,079	(354)	6,953	18,653
Net income (loss)	$2,217	$(106)	$13,170	$27,978

Net income per share - basic	$0.07	$(0.00)	$0.41	$0.83

Weighted average shares used in per share calculation - basic	31,776	33,264	32,180	33,793

Net income per share - diluted	$0.07	$(0.00)	$0.39	$0.80

Weighted average shares used in per share calculation - diluted	32,995	33,264	33,454	35,072

CONTACT:
IXYS Corporation
Uzi Sasson, 408-457-9000
COO & CFO